Exhibit 99.1

Contact:                Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces 2007 Third Quarter Operating Results
(NASDAQ:CASA)

Houston, Texas (November 8, 2007)  For the third quarter of fiscal year 2007 ended September 30, 2007, Mexican Restaurants, Inc. (Nasdaq: CASA) reported net income of $88,750 or $0.03 per diluted share, compared with net income of $375,389 or $0.10 per diluted share for the third quarter of fiscal year 2006.  For the 39-week period ended September 30, 2007, the Company reported net income of $149,088 or $0.04 per diluted share, compared with net income of $2,147,803 or $0.59 per diluted share for the 39-week period of fiscal year 2006.

The Company’s revenues for the third quarter of fiscal year 2007 increased $646,096 or 3.2% to $20.9 million compared with $20.2 million for the same quarter in fiscal year 2006.  Restaurant sales for the third quarter of fiscal 2007 increased $667,962 or 3.3% to $20.7 million compared with $20.0 million for the third quarter of fiscal year 2006.  Approximately half of the increase reflects positive same-store sales.  The balance of the increase in revenue reflects one new restaurant addition and revenues from the Company’s Mission Burritos stores that were acquired in August 2006.  For the third quarter ended September 30, 2007, Company-owned same-restaurant sales increased approximately 1.8% and franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 5.4%.

On a year-to-date basis, the Company’s revenue increased $370,683 or 0.6% to $62.2 million compared with $61.9 million for the same 39-week period in fiscal year 2006.  Restaurant sales for 2007 year-to-date increased $553,822 or 0.9% to $61.7 million compared with $61.2 million for the same 39-week period of fiscal year 2006.  The increase in revenue reflects new restaurant additions and revenues from the Company’s Mission Burritos stores, partially offset by an approximate $1.5 million decline in same-store sales and the loss of sales of one closed restaurant for remodeling.  For the 39-week period ended September 30, 2007, Company-owned same-restaurant sales decreased approximately 2.6% and franchised-owned same-restaurant sales, as reported by franchisees, increased approximately 1.9%.

Commenting on the Company’s third quarter results, Curt Glowacki, Chief Executive Officer, stated, “I am very pleased with the return to positive same-store sales, and happy to report that the positive trend has strengthened in the first four weeks of the fourth quarter. In addition to this sales progress over the last quarter, we have also made continued financial progress. We have included with this press release pro forma financial information that we think will help you review the financial progress made during this time period.”

Mr. Glowacki added,  “In spite of the increase in the Federal minimum wage on July 24, 2007 which added approximately $7,000 per week to our payroll costs, our management has done an excellent job in both the second and third quarter in offsetting labor cost by way of labor efficiency.  However, we are still facing cost challenges, especially with food cost.  Commodity prices are increasing at a faster rate than the rate we can increase our menu prices.  The combined effects of all the food cost pressures has been a reduction in our third quarter controllable profit margins by 110 basis points. As we have stated before, if rising commodity prices continue, we will continue to selectively raise menu prices to the extent we can without risking a decline in customer traffic.”

Mr. Glowacki also added, “We continue to be very excited about our Company’s growth plans for Mission Burritos, our new fast casual concept.  During the third quarter, we hired Chris Smith as Senior Vice President of Operations for Mission Burritos.  He is doing a superb job leading the Mission Burritos team and the growth effort.  With the help of Chris, we have refined the concept, and we expect the first two new Mission Burritos restaurants will open during the first quarter of fiscal year 2008.”

The following table has been provided to reconcile the Company’s net income, which is a measure based on GAAP (“generally accepted accounting principles”), for the quarters ended October 1, 2006 and September 30, 2007 to adjusted income, which is a non-GAAP measure.  The adjusted income excludes the impact of the non-cash impairment charges, business interruption revenue, Hurricane Rita gain, loss on sale of assets, Sarbanes-Oxley consulting fees, write-off of prior debt loan fees, severance pay and executive search fees.  The adjusted income has been included as it is deemed to provide meaningful, alternative information regarding the Company’s third quarter performance for 2006 and 2007.  The non-GAAP measure is not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies, and is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Non-GAAP Calculation	13-Week Period Ended 9/30/2007	13-Week Period Ended 10/1/2006	39-Week Period Ended 9/30/2007	39-Week Period Ended 10/1/2006

Income from continuing operations before income taxes	$87,077	$654,521	$325,493	$3,438,357
Impairment costs	90,858	17,458	90,858	95,589
Business Interruption Proceeds	--	--	--	(59,621)
Hurricane Rita Gains	--	--	--	(366,808)
(Gain) loss on sale of assets	107,819	7,156	199,501	(3,797)
Sarbanes-Oxley consulting fees	38,791	--	51,009	--
Severance pay	--	--	98,515	--
Write-off of prior debt loan fees	--	--	25,000	--
Executive search fees	26,000	--	57,250	--
Income from continuing operations before income taxes, as adjusted	350,545	679,135	847,626	3,103,720
Income tax expense	(46,728)	208,019	166,135	1,032,608
Income from continuing operations, as adjusted	397,273	471,116	681,491	2,071,112
Loss from discontinued operations, net of taxes	(9,938)	(78,640)	(112,622)	(146,661)
Net Income, as adjusted	$387,335	$392,476	$568,869	$1,924,451

Weighted average number of shares (diluted)	3,463,126	3,633,868	3,438,601	3,647,249

Diluted income per share, as adjusted	$0.11	$0.11	$0.17	$0.53

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants.  The current system includes 58 Company-operated restaurants, 19 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income
(Unaudited)

	13-Week Period Ended 9/30/2007	13-Week Period Ended 10/1/2006	39-Week Period Ended 9/30/2007	39-Week Period Ended 10/1/2006
Revenues:
Restaurant sales	$20,713,643	$20,045,681	$61,741,934	$61,188,112
Franchise fees, royalties and other	173,637	195,503	505,598	629,116
Business interruption	-	-	-	59,621
	20,887,280	20,241,184	62,247,532	61,876,849

Costs and expenses:
Cost of sales	5,929,587	5,521,942	17,572,761	16,827,805
Labor	6,726,294	6,588,986	20,206,367	19,762,053
Restaurant operating expenses	5,095,089	4,866,542	15,273,881	14,144,913
General and administrative	1,855,287	1,703,966	5,690,916	5,403,634
Depreciation and amortization	866,678	796,976	2,544,913	2,276,928
Pre-opening costs	2,777	-	22,771	64,248
Impairment costs	90,858	17,458	90,858	95,589
Hurricane Rita gain	-	-	-	(366,808)
(Gain) loss on sale of assets	107,819	7,156	199,501	(3,797)
	20,674,389	19,503,026	61,601,968	58,204,565

Operating income	212,891	738,158	645,564	3,672,284

Other income (expense):
Interest income	4,835	4,349	8,658	5,609
Interest expense	(139,056)	(109,230)	(362,639)	(308,222)
Other, net	8,407	21,244	33,910	68,686
	(125,814)	(83,637)	(320,071)	(233,927)

Income from continuing operations before income taxes	87,077	654,521	325,493	3,438,357
Income tax expense (benefit)	(11,611)	200,492	63,783	1,143,893
Income from continuing operations	98,688	454,029	261,710	2,294,464

Discontinued Operations:
Income (loss) from discontinued operations	-	(125,018)	3,090	(230,913)
Restaurant closure costs	(15,767)	-	(185,316)	-
Gain (loss) on sale of assets	-	(573)	3,412	(3,310)
Loss from discontinued operations before income taxes	(15,767)	(125,591)	(178,814)	(234,223)
Income tax benefit	5,829	46,951	66,192	87,562
Loss from discontinued operations	(9,938)	(78,640)	(112,622)	(146,661)

Net income	$88,750	$375,389	$149,088	$2,147,803

Basic income (loss) per share
Income from continuing operations	$0.03	$0.13	$0.07	$0.67
Loss from discontinued operations	-	(0.02)	(0.03)	(0.04)
Net income	$0.03	$0.11	$0.04	$0.63

Diluted income (loss) per share
Income from continuing operations	$0.03	$0.12	$0.07	$0.63
Loss from discontinued operations	-	(0.02)	(0.03)	(0.04)
Net income	$0.03	$0.10	$0.04	$0.59

Weighted average number of shares (basic)	3,418,669	3,400,944	3,371,883	3,386,965

Weighted average number of shares (diluted)	3,463,126	3,633,868	3,438,601	3,647,249